Exhibit 10.2
Form of
Acceleration and Clawback Agreement

As you are aware, on January 18, 2022, Activision Blizzard, Inc., a Delaware Corporation (the “Company”) entered into an Agreement and Plan of Merger (“Merger Agreement”) with Microsoft Corporation, a Delaware corporation (“Microsoft Parent”), and Anchorage Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Microsoft Parent (“Microsoft Merger Sub”), providing for the merger of Microsoft Merger Sub with and into the Company (the “Merger”), whereupon the separate existence of Microsoft Merger Sub shall cease and the Company shall survive the Merger as a wholly owned subsidiary of Microsoft Parent.

    In connection with the Merger, certain employees of the Company and its subsidiaries, including yourself, may be eligible to receive payments that may be considered “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G”), which may result in the imposition of an excise tax on such employees. On December 18, 2022, Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company approved certain actions to mitigate the potential adverse impact of Section 280G on certain impacted employees, including you, including accelerating to December 2022 the payment of certain compensation that could otherwise have been paid to you in subsequent years.

As described in Section 4 below, the acceleration of your payments is conditioned upon your timely execution of this Acceleration and Clawback Agreement (the “Agreement”).
1.    Accelerated Payment of Certain Compensation
If you sign this Agreement setting forth the terms and conditions of your obligation to repay accelerated payments and to be subject to true-up conditions with respect to such payments, as described in Sections 2 and 3 below, then to the extent any of the following payments would have otherwise been paid to you in 2023, the Company will instead make the following payments to you in December 2022:
(i)    Payment of your fiscal year 2022 annual bonus (“Annual Bonus”) under the Corporate Annual Incentive Plan that otherwise would be payable in 2023 (the “FY22 Annual Bonus”) with performance deemed to be 68% of target (the “Accelerated Bonus”);
(ii)    Payment of an amount equal to 8/12ths of your 2023 annual base salary, minus an amount equal to the annualized minimum salary requirement mandated under the California Labor Code, which minimum salary amount shall be paid per pay period in 2023 in accordance with Company payroll practices (the “Accelerated Salary”);
(iii)    [Accelerated vesting and settlement of certain Company restricted stock units (“RSUs”) that would otherwise have vested and been settled in 2023 (the “Accelerated RSUs”);]
(iv)    Accelerated vesting and settlement of certain Company performance restricted stock units (“PSUs”) that would otherwise have vested and been settled in 2023, assuming vesting at levels as set forth in Schedule A performance level (the “Accelerated PSUs”); and
(v)    [Payment of the amount set forth on Schedule A, which reflects a portion of the cash severance that you would be entitled to receive in the event of a Qualifying Termination as defined under the Enhanced Severance Plan and the Merger Agreement (the “Accelerated Severance”).]
Your specific acceleration and the extent to which any of the types of compensation identified above apply to you is set forth on Schedule A hereto. Any Accelerated Bonus, Accelerated Salary, [Accelerated RSUs], Accelerated PSUs [and Accelerated Severance] (collectively, as applicable, the “Accelerated Amounts”) will offset the corresponding payments or amounts that you would have otherwise become entitled to receive (i) upon the consummation of the Merger or (ii) otherwise in 2023 (including, in the case of Accelerated Salary, as compensation for labor or services to be performed in 2023), so there will in no event be any duplication of payments.

2.    Clawback of Accelerated Payment
(a)    In the event that your employment with the Company terminates prior to the date on which the applicable payment would have been earned and made but for the payment of the Accelerated Amounts, as applicable, and such termination otherwise would result in forfeiture of any portion of the Accelerated Bonus, Accelerated Salary, [Accelerated RSUs] or Accelerated PSUs, [or non-payment of the Accelerated Severance] that constitute the Accelerated Amounts, as applicable, then you shall, and you hereby agree to, repay to the Company (i) the applicable number of shares underlying Accelerated RSUs and Accelerated PSUs that were settled in shares in connection with the Accelerated Amounts (or the cash value of such shares based on the closing share price on the termination date) or, if you have sold the underlying shares, the net after-tax cash proceeds received by you from the sale of the such shares and (ii) the applicable cash amounts underlying the Accelerated Bonus, Accelerated Salary, [and Accelerated Severance], as applicable; provided that, such net amounts to be repaid will be based on your 2022 marginal combined tax rate.
(b)    [In the event that the Merger Agreement is terminated, or you become ineligible for severance under the Enhanced Severance Plan (for example, because your employment continues past the eligible time period to receive benefits under the plan, or your employment terminates for reasons other than a Qualifying Termination), you will be required to repay the Accelerated Severance within 60 days of (i) the termination of the Merger Agreement or (ii) becoming ineligible for severance under the Enhanced Severance Plan, as applicable.]
(c)    If you are required to make any repayment pursuant to Section 2(a) or 2(b) above or Section 3 below and you fail to repay such amount(s) in a timely manner, you will be required to reimburse the Company for any reasonable fees (including reasonable attorney’s fees) or costs it incurs in connection with seeking repayment.
3.    True Ups for Accelerated Payments
If you sign this Agreement to be receive Accelerated Amounts as described in Section 1 above and Schedule A hereto, then the Company will [offset any severance you receive under the Enhanced Severance Plan by the amount of Accelerated Severance paid to you, and in addition, the Company will] true up your 2023 compensation as follows:
(a)    Your 2023 annual base salary shall be offset by the amount of the Accelerated Salary paid to you under this Agreement, to the annualized minimum salary requirement mandated under the California Labor Code. This offset shall in no way be construed as a change to your total base compensation or base salary for purposes of calculating your entitlements under any eligible plan or agreement with the Company. If you receive an increase to your annual base salary in 2023, then such increase shall still be paid to you on top of the annualized minimum salary amounts.
(b)    If the FY22 Annual Bonus performance multiplier determined to be applicable to FY22 Annual Bonus participants generally (the “Actual Performance Multiplier”) exceeds 68% of target performance, to the extent you received an Accelerated Bonus, the Company shall pay you at the time the FY22 Annual bonus is generally paid to FY22 participants an amount equal to difference between the Actual Performance Multiplier and 68% with respect to your fiscal year 2022 Annual Bonus (the “FY22 Annual Bonus Differential”), less applicable taxes and withholdings. However, if the Actual Performance Multiplier is less than 68%, to the extent you received an Accelerated Bonus, you shall repay the Company at the time the FY22 Annual Bonus is generally paid to FY22 participants the FY22 Annual Bonus Differential on a net after-tax basis and based on your 2022 marginal combined tax rate.
(c)    If the performance multiplier determined to apply to the applicable Company PSUs generally (the “Actual PSU Performance Multiplier”) exceeds the performance level applicable to the Accelerated PSUs as set forth in Schedule A, to the extent you received Accelerated PSUs, the Company shall settle any incremental earned PSUs at the original settlement date, with a number of PSUs equal to difference between the Actual PSU Performance Multiplier and the levels as set forth on Schedule A with respect to your PSUs (the “PSU Differential”), less applicable taxes and withholdings. However, if the Actual PSU Performance Multiplier is less than the performance level set forth on Schedule A, to the extent you received Accelerated PSUs, you shall repay to the Company at the time of the original settlement date applicable to PSU holders generally, the PSU Differential by either repaying to the Company (i) a number of shares underlying the applicable PSU Differential or (ii) the net after-tax cash proceeds received by you from the sale of the shares underlying the PSU Differential.
4.    Acknowledgements
(a)    You hereby acknowledge and agree that the Company’s payment to you of the amounts described in Section 1 above and specifically set forth in Schedule A hereto shall be subject in all respects to the terms, conditions and requirements described in Sections 2 and 3 above.
(b)    Any controversy arising out of or relating to this Agreement or the breach of this Agreement that cannot be resolved by you and the Company, including any dispute as to the calculation of any payments hereunder, and the terms of this Agreement, shall be submitted to and decided by final and binding arbitration. The arbitration shall be administered by JAMS and held in the last state where the employee provided services to the Company, before a single arbitrator, in accordance with the then-current rules of JAMS (available at https://www.jamsadr.com/rules-employment-arbitration/english); provided, however, that either party may seek preliminary injunctive relief to maintain or restore the status quo pending a decision of the arbitrator, and the parties consent to the exclusive jurisdiction of the courts of the applicable state or the Federal courts of the United States of America located within the applicable state in connection therewith. The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by JAMS. The decision of the arbitrator shall state in writing the essential findings and conclusions on which the arbitrator’s award is based and be final and binding. A court of competent jurisdiction shall have the authority to enter judgment on the arbitrator’s decision. The Company will pay the arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing, in each case, that would not otherwise be incurred in connection with filing a claim in court of law, provided that each side bears its own deposition, witness, expert and attorney’s fees and other expenses to the same extent as if the matter were being heard in court. However, the arbitrator may award the party the arbitrator determines has prevailed in the arbitration any reasonable attorney’s fees and costs the party incurred in respect of enforcing its respective rights. Notwithstanding anything to the contrary, nothing in this Acknowledgment shall be interpreted to mean that you are precluded from filing complaints with the California Civil Rights Division (formerly the Department of Fair Employment and Housing) or other state agency, federal Equal Employment Opportunity Commission, or National Labor Relations Board.
(c)    All disputes arising under or related to this Agreement shall at all times be governed by and construed in accordance with the internal laws (as opposed to the conflict of law provisions) and decisions of the State of California as applied to agreements executed in and to be fully performed within that State.
(d)    If any court subsequently determines that any part of this Agreement is invalid or unenforceable, the remainder of the Agreement shall not be affected and shall be given full effect without regard to the invalid portions. Further, any court invalidating any provision of this Acknowledgment shall have the power to revise the invalidated provisions such that the provision is enforceable to the maximum extent permitted by applicable law.
This Agreement does not constitute legal or tax advice and may not cover all of the factors that any particular individual should or would consider relevant to the individual’s situation. Each individual must evaluate their unique situation and make their own decisions related to the payments described above and in Schedule A and the terms and conditions thereof. This Agreement does not guarantee that no excise tax will be imposed on you. You should seek advice based on your particular circumstances from an independent tax advisor.
Agreed and acknowledged this __________ day of December, 2022.

[Name]

SCHEDULE A

Accelerated Payments for [Name]1

2022 Annual Bonus Payment to be Paid in December 2022 ($)	2023 Annual Base Salary Payment to be paid in 2022 ($)	[Number of RSUs to vest and settle in December 2022 (rather than vesting in 2023) (#)]	Number of PSUs to vest and settle in December 2022 (#)	[Amount of Cash Severance to be Paid in December 2022 ($)]

Grant ID	Award Type	Original Vesting Date	PSU Criteria	# of Units at Target	PSU Certification %	# of Units at Certified Performance

PSU TOTAL

RSU TOTAL

1 Note: All amounts will be reduced by applicable tax withholdings, with regular tax withholding applying to accelerated cash amounts (i.e., payments with respect to Accelerated Bonus, [Accelerated Salary and Accelerated Severance]), net tax withholding applying to share-settled awards (i.e., [Accelerated RSUs and] Accelerated PSUs).
A-1